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                                                                    EXHIBIT 99.1

               [LETTERHEAD OF ST. JOHN KNITS, INC. APPEARS HERE]


                                            FOR: St. John Knits, Inc.

For Immediate Release                       CONTACT:  Roger G. Ruppert
---------------------
                                                      Chief Financial Officer
                                                      (949) 863-1171


                  ST. JOHN ANNOUNCES STOCK REPURCHASE PROGRAM


Irvine, California, August 26, 1998 - Bob Gray, Chairman and Chief Executive Officer of St. John Knits, Inc. (NYSE:SJK), announced today that its Board of Directors has authorized the repurchase by the Company of up to one million shares of its common stock. The purchases will be made in the open market or in privately negotiated transactions at prevailing prices. The timing and volume of purchases under the program will depend upon market conditions. "In light of the Company's strong cash position, and the current stock price level, we believe that the repurchase of shares by the Company represents an attractive use of cash," said Bob Gray. Mr. Gray continued, "The Board's decision to authorize the repurchase confirms its confidence in the Company's future potential."

The Company, headquartered in Irvine, California, is a leading designer, manufacturer and marketer of women's clothing and accessories, sold principally under the St. John, Griffith & Gray, SJK by St. John and Marie Gray trade names. In addition, the Company's Retail Division operates sixteen retail boutiques and nine outlet stores. Through a majority owned subsidiary, Amen Wardy Home, the Company also operates four home furnishing boutiques.

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